Exhibit 99.1

March 1, 2005

MEDTOX Scientific, Inc.
402 West County Road D
St. Paul, MN 55112
Contact: Paula Perry (877) 715-7236

FOR IMMEDIATE RELEASE

MEDTOX SCIENTIFIC ANNOUNCES RECORD RESULTS
FOR FOURTH QUARTER AND YEAR-END

ST.  PAUL, March 1, 2005 – MEDTOX Scientific, Inc. (AMEX-TOX) announced today fourth quarter and year-end results for the periods ending December 31, 2004. For the year ended December 31, 2004:

o	Revenues increased $5.3 million to $56.7 million, or 10.2%

o	Consolidated gross margin increased to 42.0% from 38.8%

o	Gross profit increased $3.9 million to $23.8 million, or 19.5%

o	Operating income increased to $4.3 million from the prior-year $1.3 million, or 225.7%

o	Income before income taxes increased to $2.9 million from a prior-year loss of ($308,000)

o	Net cash provided by operating activities increased $3.1 million to $6.3 million

For the three-month period, revenues were $13,616,000, compared to $12,277,000 from the prior-year period. The Company recorded operating income of $416,000 for the three month period, compared to $167,000 for the prior-year period. The Company recorded net income of $110,000 for the three-month period compared to a net loss of ($238,000) for the prior-year period. For the twelve month period, revenues were $56,736,000, compared to $51,473,000 for the prior-year period. The Company recorded operating income of $4,303,000 for the twelve-month period compared to $1,321,000 for the prior-year period. The Company recorded net income of $1,821,000 for 2004 compared to a net loss of ($308,000) for the prior-year period.

MEDTOX Scientific, Inc.
March 1, 2005

On August 20, 2004, a 3-for-2 stock split was effected increasing outstanding shares from approximately 5.0 million to 7.5 million. Net income for the year reflects a 38% effective tax rate. At December 31, 2004, the Company had federal net operating loss carryforwards of $26.1 million to offset future taxable income.

Margins continue to improve. The $5,263,000 increase in revenue produced a $3,881,000 increase in gross profit in 2004 over 2003. Total cost of sales decreased to 58.0% of revenues for the year, compared to 61.2% for the prior-year. Total operating expenses as a percentage of revenues decreased to 34.4% for the year, compared to 36.2% for the prior year-end. Net cash provided by operating activities increased $3.1 million to $6.3 million in 2004 and was used to repay $2,821,000 of long term debt and to fund the Company’s capital expenditures.

MEDTOX will hold a teleconference to discuss fourth quarter and year-end 2004 results today at 9:30 a.m. Central Time (10:30 a.m. Eastern). The Company will discuss these results and other corporate matters. During the conference call the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed. Dialing 800-387-5648 a few minutes prior to the scheduled start time on March 1 will access a listen-only broadcast of the teleconference. International callers may access the call by dialing 706-634-5527. Callers should ask for the MEDTOX quarterly conference call, hosted by Dick Braun, president and CEO of MEDTOX. A simultaneous webcast of the conference call will be available on the MEDTOX website in the “investors” section under “webcasts” at www.medtox.com. An audio replay of the conference call will be available through March 8 at 800-642-1687 conference ID # 3991673. International callers may access the replay at 706-645-9291 with the same conference ID # 3991673.

MEDTOX Scientific, Inc.
March 1, 2005

MEDTOX Scientific, Inc., headquartered in St. Paul, Minn., is a provider of high quality specialized laboratory services and on-site/point-of-collection (POC) devices. The Company also supports customers with complete logistics, data and program management services. MEDTOX develops and manufactures diagnostic devices for quick and economical on-site/point-of-collection analysis for drugs-of-abuse, therapeutic drugs and biological and agricultural toxins and provides employment drug screening and occupational health testing. MEDTOX is a leader in providing esoteric laboratory testing services to hospitals and laboratories nationwide. This includes both central laboratory and bio-analytical testing for pharmaceutical clinical trials. For more information see www.medtox.com.

Note: Forward looking statements contained in this press release are made under the Private Securities Reform Act of 1995. Actual results may differ due to a number of factors including a change in the employment pattern of client companies, the ability of MEDTOX to acquire new business, and changes in the competitive environment. Further discussions of factors that may cause such results to differ are identified in the Company’s 2003 Annual Report on Form 10-K and incorporated herein by reference.

MEDTOX Scientific, Inc. March 1, 2005 Page 4

MEDTOX SCIENTIFIC, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except share and per share data) (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
REVENUES:
Laboratory services	$10,525	$9,414	$43,219	$39,424
Product sales	3,091	2,863	13,517	12,049

	13,616	12,277	56,736	51,473
COST OF REVENUES:
Cost of services	6,973	6,351	27,611	26,357
Cost of sales	1,195	1,238	5,291	5,163

	8,168	7,589	32,902	31,520

GROSS PROFIT	5,448	4,688	23,834	19,953

OPERATING EXPENSES:
Selling, general and administrative	4,516	3,844	17,826	16,722
Research and development	516	677	1,705	1,910

	5,032	4,521	19,531	18,632

INCOME FROM OPERATIONS	416	167	4,303	1,321

OTHER INCOME (EXPENSE):
Interest expense	(207)	(271)	(997)	(1,147)
Other expense, net	(32)	(119)	(369)	(482)

	(239)	(390)	(1,366)	(1,629)

INCOME (LOSS) BEFORE INCOME TAX EXPENSE	177	(223)	2,937	(308)

INCOME TAX EXPENSE	(67)	(15)	(1,116)	--

NET INCOME (LOSS)	$110	$(238)	$1,821	$(308)

BASIC EARNINGS (LOSS) PER COMMON SHARE (1)	$0.01	$(0.03)	$0.24	$(0.04)

DILUTED EARNINGS (LOSS) PER
COMMON SHARE (1)	$0.01	$(0.03)	$0.23	$(0.04)

WEIGHTED AVERAGE NUMBER OF
SHARES OUTSTANDING:
Basic (1)	7,533,190	7,469,483	7,471,847	7,413,926
Diluted (1)	8,130,956	7,469,483	7,853,916	7,413,926
(1) Share and per share amounts have been restated for the three-for-two stock split paid on August 20, 2004.

MEDTOX Scientific, Inc. March 1, 2005 Page 5

MEDTOX SCIENTIFIC, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands) (Unaudited)

	December 31, 2004	December 31, 2003
ASSETS
Cash and cash equivalents	$263	$711
Accounts receivable	8,287	8,367
Inventories	3,624	3,564
Other current assets	2,824	2,664

Total current assets	14,998	15,306

Building, equipment and improvements, net	16,317	15,092

Other assets	24,645	26,120

Total assets	$55,960	$56,518

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$12,081	$13,809

Long-term obligations	6,090	7,639

Stockholders' equity	37,789	35,070

Total liabilities and stockholders' equity	$55,960	$56,518